Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

GNB Financial services, Inc.

Gratz, Pennsylvania:

We hereby consent to the use in this joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated May 7, 2021, relating to the consolidated financial statements of GNB Financial Services, Inc., which is contained in this joint proxy statement/prospectus. We also consent to the reference to us under the caption “Experts” in this joint proxy statement/prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
June 18, 2021